Exhibit 99.3

Press Release

Source: Senetek PLC

SENETEK ANNOUNCES TERMINATION OF INVICORP® LICENSE

AGREEMENT WITH ARDANA BIOSCIENCE LIMITED

NAPA, Calif., July 3, 2008/ PRNewswire-First Call/ — Senetek PLC (OTCBB: SNKTY), a Life Sciences company engaged in the development of technologies that target the science of healthy aging , today announced termination of the Invicorp® License Agreement with Ardana Bioscience Limited (“Ardana”). The Agreement was a license to manufacture, market, sell and distribute Invicorp® in Europe and was terminated pursuant to the Company’s contractual rights, precipitated by Ardana’s entry into voluntary administration on June 27, 2008.

Mr. Frank Massino, Senetek’s Chairman and Chief Executive Officer stated, “We have advised Ardana of the Invicorp® License termination and served demand for return of all related clinical and regulatory data. We have received a number of inquiries regarding the availability of the European license and we are confident this will be a valuable and productive asset in the hands of the right partner”.

Invicorp®, a highly safe and effective treatment for erectile dysfunction (“ED”), a condition that affects more than 100 million men worldwide. Invicorp® is expected to capture a significant share of the moderate-to-severe ED market and become the therapy of choice for second-line ED treatment. Invicorp® has received marketing authorization in Denmark as well as in England. Additionally, Invicorp® has been approved in New Zealand. Senetek has entered into an exclusive licensing and collaborative marketing agreement for the commercialization of Invicorp® with Plethora Solutions for the North American market.

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About Senetek PLC

Senetek PLC (OTCBB: SNKTY) is a Life Sciences company engaged in the development of breakthrough technologies that target the science of healthy aging. The Company’s extensive research collaborations have resulted in a strong pipeline of patented compounds and products with broad therapeutic applications and a leading presence in dermatology. Senetek collaborates with established specialty pharmaceutical companies in the final development and marketing of its proprietary products, most recently resulting in the development of the best-selling anti-aging product sold in the North American physician market. For more information, visit the company’s website at http://www.senetekplc.com.

This news release contains statements that may be considered ‘forward-looking statements’ within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2007.

831A LATOUR COURT    •    NAPA, CALIFORNIA 94558    •    707.226.3900

However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.

Company contact:

William O’Kelly

Chief Financial Officer

Senetek, PLC

1-707-226-3900 ext. 102

831A LATOUR COURT    •    NAPA, CALIFORNIA 94558    •    707.226.3900